Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of January 29, 2013, by and among Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (“Parent”), Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of Parent (“Parent GP” and, with Parent, the “Parent Parties”) and TPG Copenhagen, L.P. (the “Unitholder”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent, Parent GP, Javelina Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger, dated as of January 29, 2013 (as it may be amended from time to time, the “Merger Agreement”), providing for, among other things, subject to the terms and conditions of the Merger Agreement, the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, the Unitholder is the record and beneficial owner of 12,897,029 Series A convertible preferred units of the Company (the “Preferred Units”) (such Preferred Units, the “Existing Units” and such Existing Units, together with any Common Units and Preferred Units acquired by the Unitholder after the date hereof, including as indicated in Section 4.1 below, the “Owned Units”); and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Unitholder agree, and the Unitholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                      Agreement to Vote.

1.1                               Agreement to Vote.  The Unitholder hereby irrevocably and unconditionally agrees that, from the date hereof until the earlier of the (a) time that the Company Unitholder Approval has been obtained and (b) termination of this Agreement in accordance with Section 5.1 (the “Agreement Term”), at any meeting of the Unitholders of the Company at which the approval and adoption of the Merger Agreement and the transactions contemplated thereby is to be voted upon, however called, or any adjournment or postponement thereof, the Unitholder shall be present (in person or by proxy) and vote (or cause to be voted), to the extent entitled to vote thereon, all of its Owned Units at such time: (i) in favor of (A) adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger and (B) the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement; (ii) against any Alternative Proposal; and (iii) against any action or agreement (including any amendment of any agreement) that would, or would reasonably be expected to, prevent or in any material respect impede or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

1.2                               Other Voting Rights.  Except as permitted by this Agreement, throughout the Agreement Term, the Unitholder will continue to hold, and shall have the right to exercise, all voting rights related to the Owned Shares.

1.3                               Grant of Irrevocable Proxy.

(a)                                 The Unitholder hereby irrevocably appoints Parent and any designee of Parent, and each of them individually, as the Unitholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any annual or special meeting of Unitholders at which any of the matters described in Section 1.1. is to be considered during the Agreement Term, with respect to the Owned Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 1.1; provided, however, that the Unitholder’s grant of the proxy contemplated by this Section 1.3 shall be effective if, and only if, the Unitholder has not delivered to the Secretary of the Company, at least two (2) business days prior to the applicable meeting, a duly executed irrevocable proxy card directing that the Owned Units be voted in accordance with Section 1.1. This proxy, if it becomes effective, is given to secure the performance of the duties of the Unitholder under this Agreement, and its existence will not be deemed to relieve the Unitholder of its obligations under Section 1.1.  This proxy shall expire and be deemed revoked automatically at the expiration or termination of the Agreement Term.

(b)                                 The Unitholder agrees and acknowledges that the proxy in Section 1.3(a) is: (i) given (x) in connection with the execution of the Merger Agreement and (y) to secure the performance of the Unitholder’s duties under this Agreement, (ii) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (iii) intended to be irrevocable prior to the expiration or termination of the Agreement Term.

2.                                      Representations and Warranties of the Unitholder.  The Unitholder hereby represents and warrants to the Parent Parties and the Company as follows:

2.1                               Power; Due Authorization; Binding Agreement.  The Unitholder has the requisite entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Unitholder of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership or other applicable action on the part of the Unitholder, and no other proceedings on the part of the Unitholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Unitholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Unitholder, enforceable against the Unitholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2                               Ownership of Units.  On the date hereof, the Unitholder is beneficial owner of 12,897,029 Preferred Units and no Common Units (provided that, for the avoidance of doubt, such amount does not include an additional 322,425 Preferred Units in respect of the quarterly period ending December 31, 2012, which PIK Units the Company expects will be issued in February 2013).  Other than restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act or the “blue sky” Laws of the various states of the United States, and any restrictions contained in the Company Charter Documents, as of the date hereof the Unitholder (a) has, and at any Unitholder meeting of the Company held during the Agreement Term, the Unitholder will have (except as otherwise permitted by this Agreement), sole voting power and sole dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the then Owned Units and (b) owns, and will during the Agreement Term, own the Owned Units free any clear of any adverse claim or other Lien.

2.3                               No Conflict. The execution and delivery of this Agreement by the Unitholder does not, and the performance of the terms of this Agreement by the Unitholder will not, (a) require the consent or approval of any other person pursuant to any Contract binding on the Unitholder or its properties and assets, (b) conflict with or violate any organizational document of the Unitholder or (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under any Contract to which the Unitholder is a party, except for any consent or approval that has been obtained, made or given as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect the Unitholder’s ability to perform its obligations under this Agreement.

2.4                               Acknowledgment.  The Unitholder understands and acknowledges that each of the Parent Parties and the Company are entering into the Merger Agreement in reliance upon the Unitholder’s execution, delivery and performance of this Agreement.

3.                                      Representations and Warranties of the Parent Parties and Representations and Warranties of the Company.

3.1                               Representations and Warranties of the Parent Parties.  The Parent Parties hereby represent and warrant to the Unitholder and the Company as follows:  Each of the Parent Parties has the requisite entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Parent Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary entity action on the part of each Parent Party, and no other proceedings on the part of any Parent Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming the due and valid authorization, execution and delivery hereof by the Unitholder and the Company, constitutes a valid and binding agreement of each Parent Party.

3.2                               Representations and Warranties of the Company.  The Company hereby represents and warrants to the Unitholder and the Parent Parties as follows:  The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and, except as expressly set forth herein, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company.

4.                                      Certain Covenants of the Unitholder.

4.1                               Agreement to Convert.

(a)                                 Within five (5) Business Days (as defined in the Company LLC Agreement) of the date of this Agreement, the Company shall, pursuant to and in accordance with Section 5.12(b)(ix)(A) of the Company LLC Agreement, mail to the Unitholder a notice of the Series A Change of Control Offer (as defined in the Company LLC Agreement) (the “Notice”).

(b)                                 The Unitholder agrees that, as soon as reasonably practicable after receipt from the Company of the Notice, the Unitholder shall notify the Company in writing of, and shall not revoke, its election to have any and all Preferred Units held by the Unitholder converted as of immediately prior to the Effective Time into Conversion Units (as defined in the Company LLC Agreement) as set forth in the Notice and otherwise in accordance with the terms and conditions of Section 5.12(b)(ix) of the Company LLC Agreement such that (i) the 12,897,029 Preferred Units outstanding as of the date hereof shall be converted into an aggregate of 14,186,731 Common Units and (ii) any Preferred Units issued as PIK Units after the date hereof (which PIK Units shall be issued as of the close of business on the record date for the distribution of such PIK Units) shall be converted into a number of Common Units equal to the product of (A) one hundred and ten percent (110%) and (B) the number of Preferred Units so issued as PIK Units.  The parties hereto acknowledge and agree that upon the issuance of the Conversion Units to the Unitholder, all rights under the converted Owned Units shall cease and the Unitholder shall be the record holder of the Conversion Units.

(c)                                  Notwithstanding the foregoing, the parties hereto agree that if the Merger Agreement is terminated without the consummation of the Merger pursuant to its terms, the election to convert contemplated hereby shall be deemed not to have been made and shall be deemed void ab initio. The Unitholder hereby acknowledges that the transactions contemplated by the Merger Agreement constitute a Series A Change of Control (as defined in the Company LLC Agreement).

4.2                               Restriction on Transfer, Proxies and Non-Interference.  The Unitholder hereby agrees, during the Agreement Term, not to (i) sell, transfer (including by operation of law), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Owned Units (or any right, title or interest thereto or therein) (any such action, a “Transfer”), (ii) grant any proxies or powers of attorney with respect to the Owned Units, deposit any Owned Units into a voting trust or enter into a voting agreement with respect to any Owned Units, in each case with respect to the matters set forth in clauses (i) through (iii) of Section 1.1 of this Agreement, (iii) take any action that would make any representation or warranty of the Unitholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing or materially impeding or delaying the Unitholder from performing any of its obligations under this Agreement or (iv) commit or agree (in writing or otherwise) to take any of the foregoing actions during the Agreement Term;

provided that the foregoing notwithstanding, the following sales, transfers, pledges, encumbrances, assignments or other dispositions are permitted: (A) transfers of Owned Units to any Affiliate of the Unitholder who has agreed in writing (the form and substance of which is reasonably acceptable to Parent and the Company) to be bound by the terms of this Agreement; and (B) such Transfers of Owned Units as Parent and the Company may otherwise permit by prior written consent.

4.3                               Merger Agreement Obligations. The Unitholder (solely in its capacity as a Unitholder of the Company) agrees that it shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative retained by the Unitholder to act on the Unitholder’s behalf to, directly or indirectly, (a) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal or (b) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal; provided that this Agreement shall not restrict the Unitholder from participating in discussions regarding an Alternative Proposal where the Company is engaging in such discussions as permitted by Section 5.3 of the Merger Agreement.

4.4                               No Limitations on Actions.  Each of the Parent Parties and the Company expressly acknowledges that the Unitholder is entering into this Agreement solely in its capacity as the beneficial owner of the Owned Units and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of the Unitholder, or any affiliate, partner, trustee, beneficiary, settlor, employee or designee of the Unitholder or any of its affiliates (collectively, “Unitholder Affiliates”) in its capacity, if applicable, as a director of the Company or any Subsidiary of the Company, and none of the Parent Parties or the Company shall assert any claim that any action taken by the Unitholder or any of the Unitholder Affiliates in its capacity as a director of the Company violates this Agreement.

5.                                      Miscellaneous.

5.1                               Termination of this Agreement.  This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; and (c) the Outside Date.  In addition to the foregoing, this Agreement may be terminated (i) at any time by written consent of the parties hereto or (ii) by the Unitholder upon written notice to the Parent and the Company at any time following the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that (1) decreases the amount or changes the form of the Merger Consideration, (2) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration to Unitholders or (3) extends the Outside Date.

5.2                               Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination and the provisions of this Article 5 shall survive any such termination.

5.3                               Additional Units.  During the Agreement Term, the Unitholder shall promptly notify Parent of the number and class or series of Company Securities, if any, as to which the Unitholder acquires record or beneficial ownership after the date hereof.  Any Company Securities as to which the Unitholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement in accordance with its terms shall be Owned Units for purposes of this Agreement.

5.4                               Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “beneficially own”) any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

5.5                               Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder.

5.6                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 5.6 shall be null and void.

5.7                               Amendments and Waivers.  This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by each party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

5.8                               Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Unitholder:

TPG Copenhagen, L.P.
345 California Street, Suite 3300
San Francisco, California 94104
Fax No:  (415) 743-1501

Attn:  Ronald Cami

If to the Company:

Copano Energy, L.L.C.
1200 Smith Street, Suite 2300
Houston, Texas

Fax No.: (888) 229-0479
Attn:  Douglas L. Lawing

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Fax No.:  (212) 403-2000

Attn:                    Lawrence S. Makow, Esq.

If to any of the Parent Parties:

Kinder Morgan Energy Partners, L.P.
1001 Louisiana Street

Houston, Texas 7702
Fax No.:  (713) 369-9410
Attn:  General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas  75201

Attention: R. Jay Tabor

Facsimile:  (214) 746-7777

and

Bracewell & Giuliani LLP
711 Louisiana Street
Suite 2300, Pennzoil Place - South Tower
Houston, Texas  77002

Attention: W. Cleland Dade
Facsimile:  (713) 222-3243

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

5.9                               Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)           Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.9, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)           EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND BY THE MERGER AGREEMENT.

5.10        Specific Performance; Exclusive Remedy.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.10 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.11        Counterparts; Effectiveness.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

5.12        Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.13        Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or of any of its respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 5.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

5.14        Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.    References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

PARENT:

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	Kinder Morgan G.P., Inc., its general partner

	By:	Kinder Morgan Management, LLC, its delegate

	By:	/s/ Joseph Listengart
		Name:	Joseph Listengart
		Title:	Vice President and General Counsel

PARENT GP:

KINDER MORGAN G.P., INC.

By:	/s/ Joseph Listengart
	Name:	Joseph Listengart
	Title:	Vice President and General Counsel

[VOTING AGREEMENT]

COMPANY:

COPANO ENERGY, L.L.C.

By:	/s/ R. Bruce Northcutt
	Name:	R. Bruce Northcutt
	Title:	President and Chief Executive Officer

[VOTING AGREEMENT]

UNITHOLDER:

TPG COPENHAGEN, L.P.

By:	TPG Advisors VI, Inc., its General Partner

	By:	/s/ Ronald Cami
		Name:	Ronald Cami
		Title:	Vice President

[VOTING AGREEMENT]